Exhibit 5.1

August 19, 2010	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
Santander Drive Auto Receivables LLC
8585 North Stemmons Freeway
Suite 1100-N
Dallas, Texas 75247

Re:	Santander Drive Auto Receivables LLC Registration Statement on Form S-3 (No. 333-139609)
Ladies and Gentlemen:
     We have acted as special counsel to Santander Drive Auto Receivables LLC, a Delaware limited liability company (the “Seller”), in connection with the offering of notes (the “Notes”) described in the preliminary prospectus supplement dated August 13, 2010 (the “Preliminary Prospectus Supplement”), the supplement to the Preliminary Prospectus Supplement dated August 19, 2010 (the “Supplement”) and the base prospectus dated August 13, 2010 (the “Base Prospectus”, and collectively with the Preliminary Prospectus Supplement and the Supplement, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Preliminary Prospectus, the Notes will be issued by Santander Drive Auto Receivables Trust 2010-2 (the “Issuer”), a trust formed by the Seller pursuant to a trust agreement between the Seller and Deutsche Bank Trust Company Delaware, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuer and Wells Fargo Bank, National Association, as indenture trustee.
     In that connection, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes, and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Preliminary Prospectus and the current draft of the Indenture (including the form of the Notes included as an exhibit thereto).
     Based on and subject to the foregoing, we are of the opinion that, with respect to the Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Notes have been duly executed and issued by the Issuer, authenticated by the Indenture Trustee, and sold by the Seller, and (c) payment of the agreed consideration for the Notes has been received by the Issuer, such Notes will have been duly authorized by all necessary action of the Issuer and will be legally issued and binding obligations of the Issuer and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

MAYER BROWN LLP
Santander Drive Auto Receivables LLC
August 19, 2010

creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.
     Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Preliminary Prospectus and to the use of our name therein without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the above-captioned registration statement or the Preliminary Prospectus.
Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP